Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	April 25, 2008

Contact:                                                  J. Douglas Cheatham

                                                                                                Chief Financial Officer

                                                                                                (630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced first quarter earnings of $0.42 per diluted share, on earnings of $5.56 million, which included the contribution to earnings of the HeritageBanc, Inc. (“Heritage”) acquisition from the February 8th closing date.  Diluted earnings per share were down slightly from the first quarter of 2007, in which the Company earned $0.43 per diluted share on net income of $5.75 million.  The Company recorded a $900,000 provision for loan losses in the first quarter of 2008 whereas there was no loan loss provision made in the first quarter of 2007.

The acquisition of Heritage, which was announced in November 2007, closed on February 8, 2008, and the systems conversions were completed by the middle of March.  “The outstanding efforts of our employees in the closing of the transaction and the integration of the organizations following the merger should position the Company to begin to realize the economic benefits of the transaction in the second quarter of 2008,” said William B. Skoglund, Chairman of the Board.  He added, “In addition to cost saves, the Company also expects to realize revenue enhancements by applying its relationship focused banking strategies, which include offering the new client base wealth management services, as well as expanded mortgage, treasury and retail services in addition to the traditional loan and deposit products previously offered by Heritage”.

The transaction charges related to Heritage, net of taxes calculated at a 35% statutory rate, totaled $434,000, or $.03 per diluted share.  Core net income, which is calculated by excluding these transaction costs, in the first quarter of 2008 was $6.0 million, which equates to core diluted earnings per share of $0.45.  Management  believes that the exclusion of the aforementioned charges more accurately reflects income from continuing operations, and references to core net income, core diluted earnings per share, and ratios identified as “core” in the Key Ratios and efficiency ratio reconcilement section of this earnings release are all non-GAAP measurements.

Net interest income increased from $16.5 million in the first quarter of 2007 to $19.9 million in the first quarter of 2008.  Average earning assets grew $369.4 million, or 16.4%, from March 31, 2007 to March 31, 2008 with Heritage contributing approximately $192.7 million of that growth.  Average interest bearing liabilities increased $314.8 million, or 15.9%, during the same period.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.10% in the first quarter of 2007 to 3.18% in the first quarter of 2008.  The average tax-equivalent yield on earning assets decreased from 6.64%, in the first quarter of 2007 to 6.28%, or 36 basis points, in the first quarter of 2008.  At the same time, however, the cost of funds on interest-bearing liabilities decreased from 4.13% to 3.64%, or 49 basis points.  The interest income produced from the growth in earning assets more than offset the cost of funding that growth in balances.  Additionally, the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income.

The Company recorded a $900,000 provision for loan losses in first quarter of 2008 whereas there was no provision in the first or fourth quarters of 2007, and a $1.2 million provision for the full year of 2007.  Nonperforming loans increased to $13.3 million at March 31, 2008 from $6.0 million at December 31, 2007, and $1.7 million at March 31, 2007.  In the first quarter of 2008 and the fourth quarter of 2007, the Company recorded net loan charge-offs of $627,000 and $469,000 respectively.  In the first quarter of 2007, the Company had a small net recovery position of $56,000.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.

The $7.3 million increase in nonperforming loans from December 31, 2007 included the addition of $8.3 million in loans, offset by $881,000 in reductions that included full repayment of two previously reported nonperforming loans.  The $8.3 million in additional loans were spread across different sectors of the real estate market, which included seven commercial real estate loans totaling $4.9 million, ten residential real estate properties totaling $2.7 million, and $709,000 in residential real estate construction loans to one borrower on homes that have recently been completed.  The three largest real estate commercial loan additions included the following:

•                  A $2.1 million loan on a multi-tenant commercial building that recently experienced a high vacancy rate.  The loan was originally structured with a guarantor, which the Company believes has the capacity to provide some repayment support, although, a final workout plan has not been established.

•                  A $1.2 million apartment building loan that has a sales contract under negotiation.  The Company has made a specific loan loss allocation for the estimated shortfall on any sale.

•                  A $883,000 commercial loan collateralized by an industrial building where the Company has a first lien position with an original loan to collateral advance rate of 50% based upon the initial appraised value.  That property is in foreclosure with another lender holding a junior mortgage position, which generally strengthens the Company’s workout position, but could also prolong the liquidation process.

There are ten nonperforming residential real estate loans in various stages of foreclosure.  Most of the residential real estate loans were underwritten with an original loan to collateral advance rate of no more than 80%, and those underwritten at a higher advance rate have added credit support in the form of mortgage insurance.  The Company evaluated the loss exposure of all of the above loans individually, and designated specific portions of the allowance for loan losses based upon respective estimates of the revised collateral value under the currently weakened real estate market conditions.

The ratio of the allowance for loan losses to nonperforming loans was 151.5% as of March 31, 2008 as compared to 282.0% at year end 2007 and 932.8% at March 31, 2007.  Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality and composition of the loan portfolio and loan loss experience.  While the amount of nonperforming loans had decreased in the first part of 2007, management detected a general deceleration in real estate building and development activity as compared to prior years.  While borrowers generally continued to perform on their commercial real estate obligations, management believed that the slowdown in the development and construction sector combined with the Company’s concentration in these types of loans represented increased risk.  These environmental factors were included in the assessment of the adequacy of the allowance for loan losses.  Additionally, management believed that the allowance for loan losses brought over in the Heritage transaction was adequate to address the risks specific to the loan portfolio purchased.  When measured as a percentage of loans outstanding, the allowance for loan losses was 0.92% at March 31, 2008, 0.89% at December 31, 2007 and 0.91% as of March 31, 2007.

Noninterest income was $8.9 million during the first quarter of 2008 and $8.0 million during the first quarter of 2007, an increase of $886,000, or 11.1%, $301,000 of which was attributable to Heritage.  Mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $2.4 million, an increase of $1.0 million, or 74.0%, from the first quarter of 2007.  Heritage contributed $107,000 of the mortgage banking increase.  The largest increase in income from mortgage operations was in net gain on sales, which resulted from increased volume despite market turbulence.  In early 2007, the Company reengineered its secondary mortgage lending operations and systems including its approach to pricing, compensation and geographic distribution of lenders.  As the year progressed and the secondary market became increasingly complex in product offering and began to experience pricing volatility, the Company was better positioned as a result of the changes to efficiently close loans and provide a consistent customer relationship experience.  Realized gains on securities totaled $308,000 in the first quarter of 2008, which consisted of $95,000 from sold securities and $213,000 from called securities.  In the first quarter of 2007, there was $482,000 in realized gains from sold securities.  Bank owned life insurance (“BOLI”) income decreased $196,000, or 40.6%, from $483,000 to $287,000 in 2008, due to the decreasing interest rates available on the underlying insurance investments.

Interchange income from debit card usage also increased $88,000, or 19.0%, in the first quarter of 2008 as customers continued to show a preference for this payment method.  Other noninterest income increased $145,000, or 15.2%, with the former Heritage operations contributing $55,000 of that increase.  The primary sources for the increase in the other income category were letter of credit and credit card processing fees.

Noninterest expense was $20.2 million during the first quarter of 2008, an increase of $3.6 million, or 21.6%, from $16.6 million in the first quarter of 2007.  Approximately $667,000 of this amount was related to one-time merger costs.  Salaries and benefits expense was $11.6 million during the first quarter of 2008, an increase of $1.7 million, or 17.3%, from $9.9 million in the first quarter of 2007.  The increase in personnel expenses related to normal annual increases in compensation rates and increased staffing levels that included the addition of permanent and transitional employees from Heritage.  The full time equivalent count rose from 579 in the first quarter of 2007 to 630 in the first quarter of 2008, which included 81 full time equivalent Heritage employees.  Salary and basic benefit costs related to Heritage are expected to decrease by approximately $134,000 in the second quarter and $311,000 in the third quarter as 35 full and part-time positions are scheduled for elimination during the second quarter.  The 2008 expense for the discretionary profit sharing and management bonus plans also increased as compared to first quarter 2007, as did the commission expense related to mortgage loan sales activity.

Occupancy expense increased $212,000, or 17.3%, from the first quarter of 2007 to the first quarter of 2008.  On a comparative basis, facility expense in 2008 incorporated one new retail branch that opened in May 2007 as well as the five new Heritage retail locations and one mobile banking facility.  Approximately $83,000 in first quarter 2008 net occupancy expense was attributable to Heritage whereas an additional $55,000 was due to a one-time settlement charge to close a leased mortgage origination office.  With the prolonged winter weather conditions in 2008, the Company also recorded a general increase in utility and maintenance costs.  Furniture and equipment expense increased $292,000, or 19.6%, from the first quarter of 2007 to the first quarter of 2008, and substantially all of this increase was attributable to one-time conversion costs.  Advertising expense in 2008 decreased by $53,000, or 12.5%, when compared to the same period in 2007.  Included in the 2008 advertising expense was $29,000 in one-time costs related to the distribution of Heritage marketing and disclosure related materials.  Other expense increased $1.2 million, or 34.4%, primarily due to the resumption of FDIC insurance premiums as prior credits expired, mortgage servicing rights impairment recognition and, to a lesser degree, increased amortization charges related to those rights, recruitment fees and increased sales incentive program costs.  Approximately $46,000 of the increase in other expenses was directly attributable to the Heritage acquisition.

The provision for income tax as a percentage of pretax income, or effective tax rate, increased from 26.9% in of the first quarter of 2007 to 28.1% in the first quarter of 2008 versus 28.4% in the fourth quarter of 2007.  Increased levels of tax-exempt income from securities helped to reduce federal income tax expense in the first quarter of 2008, but this benefit was more than offset by a reduction in BOLI income in the same period.  The effective tax rate also increased in 2008 due to a change in Illinois tax law. Under the revised law, the receipts of Old Second Management, LLC (“OSM”), an investment subsidiary of the bank, no longer qualified as an excluded company and now requires inclusion in the unitary tax return.  The Illinois tax law revision is also expected to change the deductibility of REIT dividends beginning January 1, 2009, which will eliminate the recognition of a substantial portion of the tax benefits related to this ownership structure.  OSM owns 100% of the common stock of a real estate investment trust (REIT) which holds fixed and variable rate real estate loans that were previously held by our main bank subsidiary.  In addition to providing income tax benefits, which lower the effective tax rate, the REIT ownership structure also provides the Company with a vehicle for raising future capital as desired.  The general decrease in market and loan portfolio interest rates lowered the amount of interest income generated by the REIT in the first quarter of 2008, as did a modest decrease in the loan balances held by that subsidiary.

Total assets as of March 31, 2008 increased $342.1 million, to $3.0 billion, from $2.7 billion as of December 31, 2007.  Loans grew $288.6 million at quarter end 2008, with Heritage contributing $288.3 million of that increase.  Securities available for sale decreased $16.4 million during the first quarter of 2008.

The amount of goodwill recorded is preliminary and may fluctuate based upon finalizing asset and liability fair value calculations and merger expense estimates.  Preliminary estimates of goodwill and core deposit and other intangible assets related to the Heritage acquisition were $57.0 million and $8.7 million, respectively.   The largest changes by loan type included increases in commercial real estate and real estate construction loans of $88.6 million and $101.0 million, respectively.  Commercial and industrial loans grew $42.9 million whereas residential real estate loans increased $39.3 million in the same first quarter comparison.

Total deposits increased $306.0 million during the first quarter of 2008, to $2.42 billion as of March 31, 2008, with Heritage contributing approximately $295.0 million as of the current quarter end.  The category of deposits that grew the most in the first quarter of 2008 was certificates of deposits, which increased $144.2 million as customers moved to lock in rates in a declining interest rate environment.  Money market deposit accounts also increased by $57.1 million, from $505.7 million to $562.8 million during the same period.  At quarter end 2008, the new bank branches provided the growth in lower cost sources of fund categories, which included a demand deposit increase of $41.3 million and an aggregate increase in the savings, NOW, and money market deposit total of $120.5 million.  The net interest margin (tax equivalent basis) increased from 3.10% in the first quarter of 2007 to 3.18% in the first quarter of 2008.  In comparing the first quarter of 2007 to the first quarter of 2008, the average cost of interest bearing funds decreased 49 basis points.

On January 31, 2008, the Company entered into a $75.5 million credit facility with LaSalle Bank National Association.  Part of this new credit facility replaced $30.0 million of the revolving line of credit facility obligation previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility and $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage including transaction costs.  The Company paid consideration of $43.0 million in cash and 1,563,636 shares of Company stock valued at $27.50 per share, for a total transaction value of $86.0 million, to consummate the acquisition of 100% of the outstanding stock of Heritage on February 8, 2008.  Other major first quarter 2008 borrowing category changes from December 31, 2007 included a decrease of $77.1 million, or 46.7%, in overnight federal funds purchased and a $20.6 million increase in other short-term borrowings, which was primarily comprised of Federal Home Loan Bank of Chicago (“FHLBC”) advances.  That latter source of funds is also floating rate and is indexed at a four basis point spread above the daily effective FHLBC federal funds rate.

Non-GAAP Presentations: In addition to the “core” earnings discussion related to the Heritage acquisition transaction costs found on page 1 of this earnings release, management has traditionally disclosed other certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2007.

Financial Highlights (unaudited)

In thousands, except share data

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007	2007
Summary Income Statement:
Net interest income	$19,940	$16,479	$68,598
Provision for loan losses	900	—	1,188
Noninterest income	8,860	7,974	31,855
Noninterest expense	20,161	16,585	66,473
Income taxes	2,175	2,120	8,820
Net income	5,564	5,748	23,972

Key Ratios (annualized):
Return on average assets	0.79%	0.96%	0.95%
Return on average equity	12.46%	14.52%	16.13%
Core return on average assets (non-GAAP)(1)	0.85%	—	—
Core return on average equity (non-GAAP)(1)	13.43%	—	—
Net interest margin (non-GAAP tax equivalent)(2)	3.18%	3.10%	3.05%
Efficiency ratio (non-GAAP tax equivalent)(2)	68.01%	65.75%	64.08%
Core efficiency ratio (non-GAAP)(2)	66.55%	—	—
Tangible capital to assets	4.47%	6.56%	5.56%
Total capital to risk weighted assets	10.37%	10.86%	10.58%
Tier 1 capital to risk weighted assets	7.65%	10.02%	9.45%
Tier 1 capital to average assets	6.65%	7.96%	7.50%

Per Share Data:
Basic earnings per share	$0.43	$0.44	$1.92
Diluted earnings per share	$0.42	$0.43	$1.89
Core diluted earnings per share(non-GAAP)(1)	$0.45	—	—
Dividends declared per share	$0.15	$0.14	$0.59
Book value per share	$14.47	$12.37	$12.34
Tangible book value per share	$9.53	$12.21	$12.16
Ending number of shares outstanding	13,740,186	13,110,423	12,149,296
Average number of shares outstanding	13,070,056	13,134,897	12,508,551
Diluted average shares outstanding	13,216,375	13,267,077	12,655,306

End of Period Balances:
Loans	$2,179,656	$1,776,289	$1,891,110
Deposits	2,419,610	2,065,863	2,113,618
Stockholders’ equity	198,771	162,221	149,889
Total earning assets	2,749,806	2,282,769	2,480,366
Total assets	3,000,645	2,444,031	2,658,576

(1) As per the discussion on page 1, core net income is the numerator of each of these measures is defined by management as net income from operations plus $434,000 of acquisition transaction costs, net of a tax rate adjustment of 35%.

(2) Tabular disclosures of the tax equivalent calculation including the net interest margin, efficiency ratio and the core efficiency ratio as adjusted for the $434,000 net of tax acquisition costs are presented on page 11.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Quarter Ended March 31,		Year ended December 31,
	2008	2007	2007
Average Balances:
Loans	$2,048,417	$1,758,891	$1,825,176
Deposits	2,281,050	2,050,118	2,096,241
Stockholders’ equity	179,599	160,534	148,652
Total earning assets	2,627,060	2,257,669	2,355,624
Total assets	2,826,602	2,416,312	2,515,740

Asset Quality
Charge-offs	$707	$86	$1,069
Recoveries	80	142	523
Net charge-offs (recoveries)	$627	$(56)	$546
Provision for loan losses	900	—	1,188
Allowance for loan losses to loans	0.92%	0.91%	0.89%

Nonaccrual loans	$12,354	$1,598	$5,346
Restructured loans	—	—	—
Loans past due 90 days	943	144	625
Nonperforming loans	13,297	1,742	5,971
Other real estate	—	—	—
Nonperforming assets	$13,297	$1,742	$5,971

Major Classifications of Loans
Commercial and industrial	$240,007	$169,216	$197,124
Real estate - commercial	722,525	613,750	633,909
Real estate - construction	500,040	395,764	399,087
Real estate - residential	673,575	572,483	634,266
Installment	38,098	21,281	20,428
Lease financing receivables	6,886	5,288	7,922
	2,181,131	1,777,782	1,892,736
Unearned origination fees	(1,475)	(1,493)	(1,626)
	$2,179,656	$1,776,289	$1,891,110

Major Classifications of Deposits
Noninterest bearing	$312,813	$259,349	$271,549
Savings	117,915	108,361	96,425
NOW accounts	289,223	245,032	247,262
Money market accounts	562,774	474,709	505,678
Certificates of deposits of less than $100,000	659,426	589,178	599,034
Certificates of deposits of $100,000 or more	477,459	389,234	393,670
	$2,419,610	$2,065,863	$2,113,618

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$67,912	$60,804
Interest bearing deposits with financial institutions	1,723	403
Federal funds sold	2,800	2,370
Short-term securities available for sale	820	1,162
Cash and cash equivalents	73,255	64,739
Securities available for sale	543,681	559,697
Federal Home Loan Bank and Federal Reserve Bank stock	10,417	8,947
Loans held for sale	10,709	16,677
Loans	2,179,656	1,891,110
Less: allowance for loan losses	20,147	16,835
Net loans	2,159,509	1,874,275
Premises and equipment, net	61,200	49,698
Other real estate owned	—	—
Mortgage servicing rights, net	2,108	2,482
Goodwill, net	59,078	2,130
Core deposit and other intangible asset, net	8,718	—
Bank owned life insurance (BOLI)	48,223	47,936
Accrued interest and other assets	23,747	31,995
Total assets	$3,000,645	$2,658,576

Liabilities
Deposits:
Noninterest bearing demand	$312,813	$271,549
Interest bearing:
Savings, NOW, and money market	969,912	849,365
Time	1,136,885	992,704
Total deposits	2,419,610	2,113,618
Securities sold under repurchase agreements	38,919	53,222
Federal funds purchased	88,000	165,100
Other short-term borrowings	103,497	82,873
Junior subordinated debentures	58,378	57,399
Subordinated debt	45,000	—
Notes payable and other borrowings	25,590	18,610
Accrued interest and other liabilities	22,880	17,865
Total liabilities	2,801,874	2,508,687

Stockholders’ Equity
Common stock	18,286	16,695
Additional paid-in capital	57,776	16,114
Retained earnings	213,381	209,867
Accumulated other comprehensive income	4,086	1,971
Treasury stock	(94,758)	(94,758)
Total stockholders’ equity	198,771	149,889
Total liabilities and stockholders’ equity	$3,000,645	$2,658,576

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year ended
	March 31,		December 31,
	2008	2007	2007
Interest and Dividend Income
Loans, including fees	$34,305	$31,307	$131,626
Loans held for sale	224	129	666
Securities:
Taxable	4,746	3,895	17,334
Tax-exempt	1,484	1,324	5,747
Federal funds sold	29	58	317
Interest bearing deposits	4	16	51
Total interest and dividend income	40,792	36,729	155,741
Interest Expense
Savings, NOW, and money market deposits	4,810	5,734	24,491
Time deposits	12,324	11,840	48,525
Securities sold under repurchase agreements	336	553	2,391
Federal funds purchased	970	307	3,115
Other short-term borrowings	789	936	3,967
Junior subordinated debentures	1,065	617	3,629
Subordinated debt	315	—	—
Notes payable and other borrowings	243	263	1,025
Total interest expense	20,852	20,250	87,143
Net interest and dividend income	19,940	16,479	68,598
Provision for loan losses	900	—	1,188
Net interest and dividend income after provision for loan losses	19,040	16,479	67,410
Noninterest Income
Trust income	2,182	2,176	8,666
Service charges on deposits	2,055	2,050	8,560
Secondary mortgage fees	283	122	592
Mortgage servicing income	152	148	623
Net gain on sales of mortgage loans	1,945	1,098	4,391
Securities gains, net	308	482	674
Increase in cash surrender value of bank owned life insurance	287	483	2,020
Debit card interchange income	551	463	2,011
Other income	1,097	952	4,318
Total noninterest income	8,860	7,974	31,855
Noninterest Expense
Salaries and employee benefits	11,623	9,912	38,108
Occupancy expense, net	1,438	1,226	5,380
Furniture and equipment expense	1,786	1,494	6,415
Amortization of core deposit and other intangible asset	200	—	—
Advertising expense	372	425	1,567
Other expense	4,742	3,528	15,003
Total noninterest expense	20,161	16,585	66,473
Income before income taxes	7,739	7,868	32,792
Provision for income taxes	2,175	2,120	8,820
Net income	$5,564	$5,748	$23,972

Basic earnings per share	$0.43	$0.44	$1.92
Diluted earnings per share	0.42	0.43	1.89
Dividends declared per share	0.15	0.14	0.59

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Quarters ended March 31, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$801	$4	1.98%	$1,427	$16	4.48%
Federal funds sold	3,901	29	2.94	4,488	58	5.17
Securities:
Taxable	404,121	4,746	4.70	340,990	3,895	4.57
Non-taxable (tax equivalent)	154,101	2,283	5.93	144,454	2,037	5.64
Total securities	558,222	7,029	5.04	485,444	5,932	4.89
Loans and loans held for sale	2,064,136	34,574	6.63	1,766,310	31,493	7.13
Total interest earning assets	2,627,060	41,636	6.28	2,257,669	37,499	6.64
Cash and due from banks	47,940	—	—	50,036	—	—
Allowance for loan losses	(18,960)	—	—	(16,220)	—	—
Other noninterest-bearing assets	170,562	—	—	124,827	—	—
Total assets	$2,826,602			$2,416,312

Liabilities and Stockholders’ Equity
NOW accounts	$255,415	$802	1.26%	$245,485	$1,008	1.67%
Money market accounts	523,664	3,822	2.94	466,201	4,511	3.92
Savings accounts	102,952	186	0.73	105,041	215	0.83
Time deposits	1,071,852	12,324	4.62	979,553	11,840	4.90
Total interest bearing deposits	1,953,883	17,134	3.53	1,796,280	17,574	3.97
Securities sold under repurchase agreements	43,763	336	3.09	49,028	553	4.57
Federal funds purchased	110,435	970	3.47	22,588	307	5.44
Other short-term borrowings	86,266	789	3.62	70,096	936	5.34
Junior subordinated debentures	58,044	1,065	7.34	31,625	617	7.80
Subordinated debt	26,703	315	4.67	—	—	—
Notes payable and other borrowings	22,219	243	4.33	16,896	263	6.23
Total interest bearing liabilities	2,301,313	20,852	3.64	1,986,513	20,250	4.13
Noninterest bearing deposits	327,167	—	—	253,838	—	—
Accrued interest and other liabilities	18,523	—	—	15,427	—	—
Stockholders’ equity	179,599	—	—	160,534	—	—
Total liabilities and stockholders’ equity	$2,826,602			$2,416,312
Net interest income (tax equivalent)		$20,784			$17,249
Net interest income (tax equivalent) to total earning assets			3.18%			3.10%
Interest bearing liabilities toearnings assets	87.60%			87.99%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2008	2007	2007
Net Interest Margin
Interest income (GAAP)	$40,792	$36,729	$155,741
Taxable-equivalent adjustment:
Loans	45	57	194
Investments	799	713	3,095
Interest income - FTE	41,636	37,499	159,030
Interest expense (GAAP)	20,852	20,250	87,143
Net interest income - FTE	$20,784	$17,249	$71,887
Net interest income - (GAAP)	$19,940	$16,479	$68,598
Average interest earning assets	$2,627,060	$2,257,669	$2,355,624
Net interest margin (GAAP)	3.05%	2.96%	2.91%
Net interest margin - FTE	3.18%	3.10%	3.05%

Efficiency Ratio
Noninterest expense	$20,161	$16,585	$66,473
Noninterest income	8,860	7,974	31,855
Net interest income (GAAP)	19,940	16,479	68,598
Taxable-equivalent adjustment:
Loans	45	57	194
Investments	799	713	3,095
Net interest income - FTE	20,784	17,249	71,887
Noninterest income plus net interest income - FTE	29,644	25,223	103,742
Efficiency ratio	68.01%	65.75%	64.08%

Core Efficiency Ratio— adjusted for nonrecurring expense related to Heritage:

Noninterest expense as reported	$20,161	$—	$—
Less:
Acquisition costs, adjusted for 35% tax rate	(434)	—	—
Core noninterest expense	19,727	—	—

Core efficiency ratio	66.55%	—	—